MANAGED PORTFOLIO SERIES

FIRST AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT dated as of the November 18, 2015, to the Distribution Agreement, dated as of September 6, 2012 (the "Agreement"), is by and between MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the “Trust”) on behalf of its series, listed on Exhibit A attached hereto, and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement to add the Great Lakes Disciplined International Smaller Company Fund, in the manner set forth herein;

NOW THEREFORE, pursuant to Section 12 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit A is hereby superseded and replaced in its entirety with Amended
Exhibit A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	QUASAR DISTRIBUTORS, LLC

By: /s/ James R. Arnold	By: /s/ James R. Schoenike

Name: James R. Arnold	Name: James R. Schoenike

Title: President	Title: President

Amended Exhibit A
to the
Distribution Agreement

Separate Series of Managed Portfolio Series

Name of Series
Great Lakes Bond Fund
Great Lakes Large Cap Value Fund
Great Lakes Disciplined Equity Fund
Great Lakes Small Cap Opportunity Fund
Great Lakes Disciplined International Smaller Company Fund